EXHIBIT 2.3

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

EURAMAX INTERNATIONAL, INC.

GSCP EMAX ACQUISITION, LLC

and

EMAX MERGER SUB, INC.

Dated April 12, 2005

TABLE OF CONTENTS

ARTICLE I	—Certain Definitions

Section 1.1	Certain Definitions

Section 1.2	Interpretation

ARTICLE II	—The Merger

Section 2.1	The Merger

Section 2.2	Outstanding Shares

Section 2.3	Certificate of Merger

Section 2.4	Certificate of Incorporation

Section 2.5	Bylaws

Section 2.6	Officers

Section 2.7	Directors

Section 2.8	Purchase Price

Section 2.9	Conversion of Shares

Section 2.10	Exchange of Certificates

Section 2.11	Dissenting Shares

Section 2.12	Options

Section 2.13	Closing

ARTICLE III	—Representations and Warranties of the Company

Section 3.1	Organization and Qualification; Subsidiaries

Section 3.2	Authorization

Section 3.3	Non-contravention

Section 3.4	Consents

Section 3.5	Capitalization; Subsidiaries

Section 3.6	Financial Statements; Undisclosed Liabilities

Section 3.7	Absence of Certain Developments

Section 3.8	Governmental Authorizations; Licenses; Etc

Section 3.9	Litigation

Section 3.10	Taxes

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Section 3.11	Environmental Matters

Section 3.12	Employee Matters

Section 3.13	Employee Benefit Plans

Section 3.14	Intellectual Property Rights

Section 3.15	Contracts

Section 3.16	Insurance

Section 3.17	Real Property

Section 3.18	Title to Assets

Section 3.19	Related Party Transactions

Section 3.20	Brokers

Section 3.21	Suppliers and Customers

Section 3.22	Product Warranty and Product Liability

Section 3.23	Validity and Enforceability of Acquisition Agreements; Absence of Claims

Section 3.24	NO ADDITIONAL REPRESENTATIONS

ARTICLE IV	—Representations and Warranties of Parent and Newco

Section 4.1	Organization

Section 4.2	Authorization

Section 4.3	Non-contravention

Section 4.4	Consents

Section 4.5	Litigation

Section 4.6	Brokers

Section 4.7	Financing

Section 4.8	Acknowledgement by Parent and Newco

ARTICLE V	—Covenants and Agreements

Section 5.1	Stockholder Matters

Section 5.2	Access and Information

Section 5.3	Conduct of Business by the Company

Section 5.4	Closing Documents

Section 5.5	Best Efforts; Further Assurances

Section 5.6	Public Announcements

Section 5.7	Employee Benefits

Section 5.8	Indemnification of Directors and Officers

Section 5.9	Newco

Section 5.10	Tax Filings

Section 5.11	Phantom Stock Plan

Section 5.12	Termination of Agreements

ARTICLE VI	—Conditions to Closing

Section 6.1	Mutual Conditions

Section 6.2	Conditions to the Obligations of Parent and Newco

Section 6.3	Conditions to the Obligations of the Company

ARTICLE VII	—Termination, Amendment and Waiver

Section 7.1	Termination

Section 7.2	Effect of Termination

ARTICLE VIII	—Survival of Representations; Indemnification

Section 8.1	Survival of Representations

Section 8.2	General Indemnification

Section 8.3	Third Party Claims

Section 8.4	Limitations on Indemnification Obligations

Section 8.5	Exclusive Remedy

ARTICLE IX	—Representative of the Shareholders of the Company

Section 9.1	Authorization of Representative

ARTICLE X	—Miscellaneous

Section 10.1	Notices

Section 10.2	Exhibits and Schedules

Section 10.3	Time of the Essence; Computation of Time

Section 10.4	Expenses

Section 10.5	Governing Law

Section 10.6	Assignment; Successors and Assigns; No Third Party Rights

Section 10.7	Counterparts

Section 10.8	Titles and Headings

Section 10.9	Entire Agreement

Section 10.10	Severability

Section 10.11	No Strict Construction

Section 10.12	Specific Performance

Section 10.13	Waiver of Jury Trial

Section 10.14	Failure or Indulgence not Waiver

Section 10.15	Amendments

Exhibits

Exhibit A	Certificate of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Company Shareholder Approval
Exhibit E	Parent and Newco Shareholder Approval
Exhibit F	Commitment Letters

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated April 12, 2005, by and among GSCP Emax Acquisition, LLC, a Delaware limited liability company (“Parent”), Emax Merger Sub, Inc., a Delaware corporation (“Newco”) and Euramax International, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, shareholders of the Company holding in excess of 90% of the shares of Common Stock (as defined below and including the Restricted Stock (as defined below)) issued and outstanding on the date hereof have executed and delivered to Parent written consents pursuant to Section 228 of the DGCL irrevocably approving the Merger and the transactions contemplated by this Agreement;

WHEREAS, pursuant to the Merger, shares of Common Stock will be converted into the Common Stock Consideration (as defined below) in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—CERTAIN DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“2003 Equity Compensation Plan” means the Euramax International, Inc. 2003 Equity Compensation Plan dated April 15, 2003, as amended from time to time prior to the date hereof.

“2005 Retention Bonus Program: means the Euramax International, Inc. 2005 Retention Bonus Program adopted by the Board of Directors of the Company on March 30, 2005, as amended from time to time prior to the date hereof.

“Accounting Firm” has the meaning set forth in Section 2.8(c).

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price (as herein defined) minus (y) the Estimated Purchase Price.

“Actual Value” has the meaning set forth in Section 2.8(c).

“Advisor” means CVC Management LLC and its successors or assigns under the Advisory Agreement.

“Advisory Agreement” means the Advisory Agreement, dated as of April 15, 2003, by and between Advisor and the Company, as amended prior to the date hereof.

“Agreement” means this Agreement and Plan of Merger.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Indemnitee” has the meaning set forth in Section 8.2(a).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiaries (as herein defined) as of immediately prior to the Closing.

“Carryback Tax Refund” means (i) any refunds of federal, state, local and foreign income taxes received by the Company or any of its Subsidiaries or reductions in the amount of such income taxes otherwise payable by the Company or any of its Subsidiaries attributable to carrybacks of net operating losses for the taxable year that includes the Closing Date to the 2003 and 2004 taxable years, net of income taxes imposed in connection with the receipt of such refunds and (ii) any refunds of federal, state, local and foreign income taxes received by the Company or any of its Subsidiaries, or reductions in the amount of such income taxes otherwise payable by the Company or any of its Subsidiaries, on account of estimated tax payments for the 2005 taxable year made prior to the Closing Date.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim” has the meaning set forth in Section 9.1(a).

“Class A Common Stock” means the Class A voting Common Stock, par value $1.00 per share, of the Company.

“Class B Common Stock” means the Class B restricted voting Common Stock, par value $1.00 per share, of the Company.

“Closing” has the meaning set forth in Section 2.13.

“Closing Date” has the meaning set forth in Section 2.13.

“Closing Date Funded Indebtedness” has the meaning set forth in Section 2.8(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock and includes, for the avoidance of doubt, the Restricted Stock.

“Common Stock Consideration” means, with respect to each outstanding share of Common Stock (other than Dissenting Shares), an amount equal to a pro rata portion (based on the number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time other than shares held in the Company’s treasury or by any of the Subsidiaries) of the Purchase Price, such that each holder of Common Stock will receive in the aggregate such holder’s Ownership Percentage of the Purchase Price.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.14.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Contracts” has the meaning set forth in Section 3.15.

“CVC” means Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership.

“Dissenting Shares” has the meaning set forth in Section 2.11.

“D&O Indemnified Persons” has the meaning set forth in Section 5.8.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program, agreement, policy, arrangement or payroll practice maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has material liability for or to current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries (the “Employees”), including bonus plans, collective bargaining agreements, deferred compensation plans and arrangements, supplemental retirement and excess benefit plans, incentive and equity-based compensation arrangements, change in control, retirement, termination or severance plans or arrangements, and stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs.

“Employment Agreement” means each management, employment, consulting, non-compete or similar agreement or contract between the Company or any of its Subsidiaries and any Employee or pursuant to which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“Environmental Laws” shall mean all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, judicial and administrative decisions, orders, decrees and judgments and similar matters having the force or effect of law, including common law causes of action, concerning pollution or protection of the environment, natural resources, or occupational health or safety (to the extent related to exposure to Hazardous Substances), as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with the Company or any of its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or any of its Subsidiaries under Section 414(o) of the Code or is under “common control” with the Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agreement” has the meaning set forth in Section 2.8(b).

“Escrow Accounts” mean the Indemnity Escrow Account and the Purchase Price Escrow Account.

“Escrow Amounts” mean the Indemnity Escrow Amount and the Purchase Price Escrow Amount.

“Escrow Funds” means the Indemnity Escrow Funds and the Purchase Price Escrow Funds.

“Estimated Purchase Price” has the meaning set forth in Section 2.8(b).

“Euramax SEC Reports” means the reports, schedules and forms filed or to be filed by the Company with the Securities and Exchange Commission since December 31, 2002.

“Exchange Act” means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Expense Funds” has the meaning set forth in Section 9.1(b).

“Final Statement of Purchase Price” has the meaning set forth in Section 2.8(c).

“Financial Statements” has the meaning set forth in Section 3.6.

“Foreign Plans” has the meaning set forth in Section 3.13.

“Former Holders” means the former holders of Common Stock as of immediately prior to the Closing (other than any Dissenting Shares but including holders of Common Stock after giving effect to all Options exercised prior to the Effective Time).

“Funded Indebtedness” has the meaning set forth in Section 2.8(a).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“GAAP Consistently Applied” means GAAP (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Recent Balance Sheet (as hereinafter defined) and (B) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” shall mean hazardous or toxic substances or materials, hazardous wastes, pollutants or contaminants or any substances or materials with respect to which liability or standards of conduct are imposed under any Environmental Laws, including without limitation, petroleum or petroleum constituents, asbestos-containing material or polychlorinated biphenyls.

“High Value” has the meaning set forth in Section 2.8(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Compensation Plan” means the Euramax International Incentive Compensation Plan (formerly sponsored by Euramax International plc), as amended from time to time.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnity Escrow Account” has the meaning set forth in Section 2.8(b).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.8(b).

“Indemnity Escrow Funds” has the meaning set forth in Section 2.8(b).

“Intellectual Property Rights” means all patents and all applications, divisions, reissues, continuations, continuations-in part, renewals, and extensions therefor, all trademarks and service marks, and all registrations, applications, and renewals therefor, and all goodwill associated therewith, all copyrights and copyrightable works, and all registrations, applications, and renewals therefor; all Internet domain name registrations; all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereon, know-how, trade secrets and all computer software (including whether in source or object code format and including all data and databases therein); and all rights in licenses or other Contracts relating to any of the foregoing.

“Knowledge” means, with respect to any Person, actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such knowledge shall be limited to the Knowledge of J. David Smith, Mitchell B. Lewis, R. Scott Vansant, and John Kurkis.

“Leased Property” has the meaning set forth in Section 3.17.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

“Loss” has the meaning set forth in Section 8.2(a).

“Low Value” has the meaning set forth in Section 2.8(c).

“Material Adverse Effect” means any event, change or effect that has or would reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), business, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any adverse change, event or effect arising from: (i) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company and its Subsidiaries operate except to the extent the Company and its Subsidiaries are affected in a disproportionate manner as compared to other similarly situated companies in the same industries; (ii) national or international political or social conditions, including terrorism or the engagement by the United State in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP or other similar accounting requirements in foreign countries which are not specific to the Company; (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority except to the extent the Company and its Subsidiaries are affected in a disproportionate manner as compared to other similar situated companies in the same industries; (vi) any action taken by the Company or its Subsidiaries which is expressly permitted by this Agreement; (vii) any breach of a representation or warranty by the Company contained herein with respect to which the Parent or Newco has Knowledge of such breach as of the date hereof; (viii) any adverse change in or effect on the business of the Company that is cured by the Company to the reasonable satisfaction of Parent before the Closing; (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (x) any failure, in and of itself, by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect) or (xi) any increase in the price of, or decrease in the availability of, aluminum or steel or both, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Leases” has the meaning set forth in Section 3.17.

“Merger” has the meaning set forth in Section 2.1.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” has the meaning set forth in Section 2.8(a).

“Net Working Capital Adjustment” has the meaning set forth in Section 2.8(a).

“Newco Plans” has the meaning set forth in Section 5.7(b).

“Option Agreements” mean the written option agreements of the Company pursuant to which any Options have been issued.

“Option Plans” mean (i) the 2000 Euramax International Nonqualified Stock Option Plan, as amended from time to time and (ii) the 2003 Equity Compensation Plan.

“Options” means the options to purchase up to 30,716.25 shares of Class A Common Stock outstanding as of the date hereof and issued pursuant to the Option Plans and/or the Option Agreements.

“Ownership Percentage” means for each holder of Common Stock (including Common Stock issued upon the exercise of the Options but excluding shares held in the Company’s or any of its Subsidiary’s treasury) the percentage determined by dividing (x) the number of shares of Common Stock owned by such holder immediately prior to the Effective Time and after giving effect to all exercises of Options prior to the Effective Time by (y) the number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time (other than shares held in the Company’s treasury or by any of the Subsidiaries but after giving effect to all exercises of Options prior to the Effective Time).

“Permitted Liens” means (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not be reasonably expected to have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company and the Subsidiaries or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting, (d) purchase money Liens securing rental payments under capital lease arrangements and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Permitted Real Property Encumbrances” means, with respect to each parcel of Owned Real Property, (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not yet due and payable as of the Closing Date or are being contested, (b) mechanics’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens with respect to such parcel incurred in the ordinary course of business for amounts which would not reasonably be expected to have a Material Adverse Effect (or any other Liens against which the Company’s title insurer shall be prepared to insure), (c) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over such parcel, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which would not materially impair the use, occupancy or value of such parcel and other title defects in the operation of the business of the Company and the Subsidiaries, (e) Liens for any financing secured by such Owned Real Property that is an obligation of the Company or any of the Subsidiaries that will not be paid off at Closing and (f) matters that would be disclosed on a correct ALTA survey (other than any material matters of which the Company has Knowledge as of the date hereof).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Phantom Shares” means the 26,547 “Phantom Shares” (as defined in the Phantom Stock Plan) outstanding as of the date hereof and issued pursuant to the Phantom Stock Plan.

“Phantom Share Payments” means the dollar amount paid or payable by the Company in respect of the Phantom Shares in accordance with the terms of the Phantom Stock Plan.

“Phantom Stock Plan” means the Company’s 1999 Phantom Stock Plan (formerly sponsored by Euramax International plc), as amended from time to time prior to the date hereof.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.8(c).

“Proposed Closing Date Statement of Net Working Capital” has the meaning set forth in Section 2.8(c).

“Proposed Purchase Price Calculation” has the meaning set forth in Section 2.8(c).

“Purchase Price” has the meaning set forth in Section 2.8(a).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.8(c).

“Purchase Price Escrow Account” has the meaning set forth in Section 2.8(b).

“Purchase Price Escrow Amount” has the meaning set forth in Section 2.8(b).

“Purchase Price Escrow Funds” has the meaning set forth in Section 2.8(b).

“Recent Balance Sheet means the consolidated balance sheet of the Company as of December 31, 2004 contained in the Euramax SEC Reports.

“Reference Amount” has the meaning set forth in Section 2.8(a).

“Representative” has the meaning set forth in Section 9.1(a).

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Restricted Stock” means the 9,569.6 shares of “Restricted Stock” (as defined in the 2003 Equity Compensation Plan) outstanding as of the date hereof and issued pursuant to the 2003 Equity Compensation Plan.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Securities Holders Agreement” means that certain Securities Holders Agreement, dated as of April 15, 2003, by and among the Company, CVC and the other investors named therein, as the same may be amended from time to time.

“Seller Expenses” has the meaning set forth in Section 2.8(a).

“Seller Indemnitee” has the meaning set forth in Section 8.2(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not), and including any liability for Taxes of another Person by contract, as a transferee or successor to another Person, under U.S. Treas. Reg. Section 1.1502-6 or analogous state, local or foreign provisions, or otherwise.

“Tax Return” means any return, report, declaration, claim for refund, statement, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Threshold” has the meaning set forth in Section 8.4(c).

“Transfer Provisions” means any legislation implementing the provisions of Directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.

Section 1.2            Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II—THE MERGER

Section 2.1            The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2            Outstanding Shares.

(a)           As of the date hereof, the number of issued and outstanding shares of capital stock of Newco is 100 shares of common stock.

(b)           As of the date hereof and excluding the Options, the number of outstanding shares of capital stock of the Company (excluding shares held in the Company’s treasury) is as follows:

(1)           322,815.17 shares of Class A Common Stock (including the Restricted Stock); and

(2)           0 shares of Class B Common Stock.

Section 2.3            Certificate of Merger.  On the Closing Date, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the “Effective Time”).

Section 2.4            Certificate of Incorporation.  The certificate of incorporation of the Company immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.5            Bylaws.  The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.6            Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.7            Directors.  The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 2.8            Purchase Price.

(a)           Purchase Price.  The aggregate purchase price for the Common Stock (including Common Stock issued in respect of Options exercised prior to the Effective Time) pursuant to the Merger shall be a dollar amount equal to (i) $1,038,000,000, plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Closing Date Funded Indebtedness and minus (iv) the amount of any Seller Expenses not paid by the Company prior to the Closing (the “Purchase Price”), where:

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of immediately prior to the Closing (but giving effect to any cash payments made by the Company on the Closing Date in respect of the Incentive Compensation Plan, the 2005 Retention Bonus Program and any other employee plans or arrangements) exceeds the Reference Amount or (ii) the amount by which Net Working Capital as of immediately prior to the Closing (but giving effect to any payments made by the Company on the Closing Date in respect of the Incentive Compensation Plan, the 2005 Retention Bonus Program and any other employee plans or arrangements) is less than the Reference Amount; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number;

“Net Working Capital” means, as of any date: (i) all “current assets” (excluding Cash and Cash Equivalents, deferred income tax assets, and current U.S. federal, U.S. state, and U.S. local income tax assets), plus (ii) any out-of-pocket fees and expenses incurred in connection with any financing by Parent, Newco and their respective affiliates of the transactions contemplated hereby that have been paid by the Company or its Subsidiaries prior to Closing, and minus (iii) all “current liabilities” (including current liabilities for income taxes (after taking into account, for all affected taxable years, tax deductions arising in connection with the transactions contemplated hereby) and obligations for payments of employment related taxes borne by the Company or any Subsidiary, and excluding (a) Funded Indebtedness and any expenses or liabilities incurred by the Company to terminate on or prior to Closing those certain cross-currency swap transactions referenced on Schedule 3.15(e) hereof, (b) any out-of-pocket fees and expenses incurred in connection with any financing by Parent, Newco and their respective affiliates of the transactions contemplated hereby, (c) any accruals, expenses or other liabilities (including tax withholding obligations) in respect of the Options, the Restricted Stock, the Option Plans, the Phantom Shares, the Phantom Share Payments or the Phantom Stock Plan to the extent paid on or prior to Closing, (d) deferred income tax liabilities and (e) Seller Expenses), in each case of the Company and its Subsidiaries on a consolidated basis as of such date, as determined in accordance with GAAP Consistently Applied.  For the avoidance of doubt, “current liabilities” shall include all amounts payable as a result of the consummation of the transactions contemplated hereby in respect of the Incentive Compensation Plan and the 2005 Retention Bonus Program to the extent any such amounts are not paid prior to the Closing;

“Reference Amount” means $153,000,000;

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing less the Cash and Cash Equivalents (including the proceeds to the Company actually received from the exercise of all Options exercised prior to the Effective Time) plus the amount of any Phantom Share Payments that have not been paid by the Company on or prior to the Effective Time, and “Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of such indebtedness or payable as a result of the consummation of the Merger) arising under any obligations of the Company or any Subsidiaries consisting of (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade payables and current accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of the Company or any Subsidiaries, (iv) obligations under any interest rate, currency or other hedging agreements or (v) obligations in respect of capital leases.  For the purposes of calculating Closing Date Funded Indebtedness, if pursuant to the terms of any Funded Indebtedness, such Funded Indebtedness cannot be redeemed or prepaid at the Closing, then such Funded Indebtedness shall include all interest on and other payment obligations (including any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of such indebtedness or payable as a result of the consummation of the Merger) due upon such Funded Indebtedness through the earliest date upon which such Funded Indebtedness may be prepaid or redeemed pursuant to its terms; and

“Seller Expenses” means (i) the out-of-pocket fees and expenses incurred on or before the Closing Date and payable by the Company or any of its Subsidiaries to Dechert LLP or Credit Suisse First Boston LLC in connection with the transactions contemplated by this Agreement and all other out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or in connection with the sale of the Company and its Subsidiaries (but excluding any out-of-pocket fees and expenses incurred in connection with any financing by Parent, Newco and their respective affiliates of the transactions contemplated hereby), plus (ii) the fees payable to the Advisor under the Advisory Agreement as a result of the consummation of the transactions contemplated by this Agreement or otherwise, and plus (iii) the $100,000 payable by the Company as of the Closing as an expense reserve for the benefit of the Representative, as provided in Section 9.1(b) hereof.

(b)           Estimated Purchase Price; Payments.  No later than five Business Days prior to the Closing, the Company shall deliver to Parent a calculation of the Estimated Purchase Price.  The “Estimated Purchase Price” shall be a good faith estimate of the Purchase Price, as determined by the Company based upon the Company’s most recent financial statements as of the date of such estimate while taking into account changes in the Company’s financial position since the date of such financial statements.  In connection with determining the Estimated Purchase Price, the Company shall (i) estimate the Net Working Capital Adjustment, (ii) estimate the amount of Closing Date Funded Indebtedness by using the actual amount of Funded Indebtedness as of the date of the estimate, the estimated proceeds to the Company from the exercise of all Options prior to the Effective Time, and an estimate of the amount of Cash and Cash Equivalents (assuming the Phantom Share Payments are made immediately prior to Closing) and (iii) estimate the Seller Expenses not paid by the Company prior to the Closing.

On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the Estimated Purchase Price as follows:

(i)            an amount of cash equal to $5,000,000 (such amount the “Purchase Price Escrow Amount” and such cash the “Purchase Price Escrow Funds”) shall be deposited into an escrow account (the “Purchase Price Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among Parent, the Surviving Corporation, the Representative and an escrow agent to be mutually agreed upon between Newco and the Representative and (y)  shall be substantially in the form of Exhibit B attached hereto; and

(ii)           an amount equal to the Estimated Purchase Price minus the Purchase Price Escrow Amount shall be paid by wire transfer of immediately available funds on a pro rata basis in accordance with the Ownership Percentages to the Former Holders in accordance with the terms of Sections 2.9 and 2.10.

In addition, the Surviving Corporation shall deposit promptly upon receipt the amount of Carryback Tax Refunds in an amount of cash up to $10,000,000 (net of the amount of any Carryback Tax Refund required to be paid to the Buyer Indemnitees pursuant to the Escrow

Agreement)) (such amount the “Indemnity Escrow Amount” and such cash the “Indemnity Escrow Funds”) into an escrow account (the “Indemnity Escrow Account”), which shall be established pursuant to the Escrow Agreement.

(c)           Preparation of the Final Statement of Purchase Price.

(i)            As soon as practicable, but no later than 60 days after the Closing Date, the Representative shall prepare and deliver to Parent (A) a proposed calculation of the Net Working Capital as of immediately prior to the Closing (the “Proposed Closing Date Statement of Net Working Capital”), (B) a proposed calculation of Closing Date Funded Indebtedness (the “Proposed Funded Indebtedness Calculation”), (C) a proposed calculation of Seller Expenses (the “Proposed Seller Expenses Calculation”) and (D) a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and, in each case, the components thereof together with reasonable supporting detail.  The Proposed Closing Date Statement of Net Working Capital, the Proposed Funded Indebtedness Calculation, the Proposed Seller Expenses Calculation and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”.

(ii)           If Parent does not give written notice of dispute (a “Purchase Price Dispute Notice”) to the Representative within 60 days of receiving the Proposed Closing Date Calculations, Parent and the other parties hereto agree that (A) the Proposed Closing Date Statement of Net Working Capital (which shall be deemed to set forth the Net Working Capital as of immediately prior to the Closing), (B) the Proposed Funded Indebtedness Calculation, (C) the Proposed Seller Expenses Calculation and (D) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price.  If Parent gives a Purchase Price Dispute Notice to the Representative (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and include reasonable supporting documentation) within such 60-day period, Parent and the Representative will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date the Representatives receives the applicable Purchase Price Dispute Notice from Parent; provided that other than objections with respect to mathematical errors and the Proposed Closing Date Calculations not being calculated in accordance with this Section 2.8 or on the basis of GAAP Consistently Applied, Parent may not dispute any other item or amount.  If the Representative and Parent do not obtain a final resolution within such 30-day period, then the items in dispute that were properly included in Parent’s Purchase Price Dispute Notice may be submitted by either party immediately to the New York, New York office of Deloitte & Touche LLP (the “Accounting Firm”) and the parties agree to waive any conflict of interest that the Accounting Firm may have in connection with its appointment hereunder.  The Accounting Firm shall be required to render a determination of the applicable dispute within 30 days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon the Representative, Parent and the other parties hereto and that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

The scope of the disputes to be resolved by the Accounting Firm is limited to only such items included in the Proposed Closing Date Calculations that Parent has disputed in the Purchase Price Dispute Notice based upon mathematical errors in the Proposed Closing Date Calculations or based upon the Proposed Closing Date Calculations not being calculated in accordance with this Section 2.8 or on the basis of GAAP Consistently Applied.  The Accounting Firm shall determine, based solely on presentations by the Company, Parent and the Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Purchase Price Dispute Notice.  In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.8 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

The Representative will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.8(c)(ii).  The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.8(c)(ii).

(iii)          In the event the Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.8(c)(ii) above, the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

(A)          if such Accounting Firm resolves all of the remaining objections in favor of Parent’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid from the Purchase Price Escrow Amount;

(B)           if the Accounting Firm resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Parent will be responsible for all of the fees and expenses of the Accounting Firm; and

(C)           if such Accounting Firm neither resolves all of the remaining objections in favor of Parent’s position nor resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid from the Purchase Price Escrow Amount, and Parent will be responsible for the remainder of the fees and expenses of the Accounting Firm.

(iv)          Parent and the Company will, and will cause each Subsidiary to, cooperate with, make its financial records available to and otherwise assist the Representative and its accountants and other representatives at reasonable times at any time during the preparation or review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(d)           Adjustment to Estimated Purchase Price.

(i)            If the Actual Adjustment is a positive amount, Surviving Corporation will pay to each Former Holder an amount equal to such holder’s Ownership Percentage of such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.8(c) above.

(ii)           If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.8(c) above, the Surviving Corporation and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the absolute value of such negative amount (which amount shall be reduced dollar-for-dollar by any amounts previously paid to the Surviving Corporation pursuant to Section 2.8(e) below).

(e)           Purchase Price Escrow Funds.  If upon the Representative’s receipt of a Purchase Price Dispute Notice from Parent, there is an amount which has been conclusively determined to be payable to Surviving Corporation pursuant to Section 2.8(d)(ii) (the “Surviving Corporation Payment Amount”), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation the Surviving Corporation Payment Amount.  If upon the Representative’s receipt of a Purchase Price Dispute Notice from Parent, the amount then in the Purchase Price Escrow Account (prior to the distribution of the Surviving Corporation Payment Amount) is in excess of the sum of (i) the Surviving Corporation Payment Amount and (ii) the amount of the Purchase Price then in dispute, then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation (on behalf of the Former Holders in accordance with their Ownership Percentages) an amount equal to such excess.  If during the period after the Representative’s receipt of a Purchase Price Dispute Notice from Parent and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in the Representative’s favor in accordance with Section 2.8(c), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation (on behalf of the Former Holders in accordance with their Ownership Percentages) an amount equal to the amount of the Purchase Price the Former Holders are entitled to as a result of such agreement.  If during the period after the Representative’s receipt of a Purchase Price Dispute Notice from Parent and prior to the final determination of the Purchase Price, any of the items of the Purchase Price which are in dispute are agreed upon in the Surviving Corporation’s favor in accordance with Section 2.8(c), then the Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to the amount of the Purchase Price the Surviving Corporation is entitled to as a result of such agreement.  Once the Purchase Price has been conclusively determined in accordance with Section 2.8(c) and any amounts payable to the Surviving Corporation out of the Purchase Price Escrow Funds pursuant to the terms hereof have been made, then the Representative and the Parent shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation (on behalf of the Former Holders in accordance with their Ownership Percentages) all amounts, if any, then remaining in the Purchase Price Escrow Account.  If the Surviving Corporation receives any cash from either Escrow Account for the benefit of the Former Holders, then the Surviving Corporation shall promptly pay by wire transfer of immediately available funds to each Former Holder an amount of cash equal to such Former Holder’s Ownership Percentage of the aggregate amount of cash received by the Surviving Corporation from such Escrow Account.  In accordance with Section 2.7 of the Escrow Agreement, the Representative may instruct the Escrow Agent that all payments to the Surviving Corporation for the benefit of the Former Holders shall be paid to the Representative, as agent for the Former Holders, for further payment to the Former Holders.

Section 2.9                                   Conversion of Shares.

(a)                                  Conversion of Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Shares (as defined in Section 2.11) but including shares of Common Stock issuable upon the exercise of Options exercised prior to the Effective Time) shall be canceled and converted into the right to receive the Common Stock Consideration, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with Section 2.8 and Section 2.10.

(b)                                 Termination of Options.  As of the Effective Time, any Options which have not been exercised prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Option shall cease to have any rights with respect thereto.

(c)                                  Withholding.  The Surviving Corporation shall deduct and withhold from the Common Stock Consideration otherwise payable pursuant to this Agreement such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Common Stock in respect of which such deduction and withholding was made.

(d)                                 Treasury Shares.  Each share of Common Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(e)                                  Newco Shares.  As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(f)                                    Holders of Certificates.  From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the Common Stock Consideration, without interest thereon, with respect to each of the shares represented thereby.

Section 2.10                            Exchange of Certificates.

(a)                                  Upon surrender of any Certificates (other than Certificates representing Dissenting Shares), together with a duly executed letter of transmittal in the form attached as Exhibit C hereto (a “Letter of Transmittal”), on or prior to the Closing Date to Parent, Newco or the Surviving Corporation, the holder of each Certificate shall receive from the Surviving Corporation on the Closing Date in exchange for each share of Common Stock evidenced thereby, the Common Stock Consideration in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to Section 2.8 and/or Section 2.9, without interest.  Promptly after the Effective Time, the Surviving Corporation shall mail or otherwise deliver to each record holder of Certificates immediately prior to the Effective Time (other than Certificates representing Dissenting Shares), a Letter of Transmittal to each such holder which has not otherwise surrendered a Letter of Transmittal to Parent, Newco or the Surviving Corporation, for return to the Surviving Corporation and instructions for use in effecting the surrender of the Certificates and payment therefor.  Upon surrender to the Surviving Corporation of any Certificates (other than Certificates representing Dissenting Shares), together with such duly executed Letter of Transmittal, the holder of each such Certificate shall receive from the Surviving Corporation promptly thereafter in exchange therefor, the Common Stock Consideration payable in cash pursuant to Section 2.8 and/or Section 2.9, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement, without interest.  Each such Certificate so surrendered shall be canceled.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.10, each Certificate (other than Certificates canceled pursuant to Section 2.9(d) and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Common Stock Consideration in the form provided for by this Agreement, without interest.  Except as provided herein, all cash paid upon surrender of the Certificates in accordance with this Section 2.10 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock represented thereby.

(b)                                 In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to Parent and Newco (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Common Stock Consideration in respect thereof in the manner set forth in Section 2.8 and/or Section 2.9.

(c)                                  If Certificates are not surrendered prior to the date that is one year after the Effective Time, unclaimed amounts (including interest thereon) of Common Stock Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest.  Notwithstanding the foregoing, any stockholders of the Company who have not theretofore complied with the provisions of this Section 2.10 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Common Stock Consideration as provided for, and in accordance with, the provisions of this Section 2.10.

Section 2.11                            Dissenting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Common Stock Consideration pursuant to the Merger, but shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect or otherwise waive or lose his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Common Stock Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger.  The Company will enforce any contractual waivers that stockholders of the Company have granted regarding appraisal rights that would apply to the Merger.  The Company shall give Parent prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Section 2.12                            Options.  The Company shall take all actions required to be taken by it under the Option Plans or Option Agreements (including the giving of prior written notice of the Merger and an opportunity to exercise the Options prior to the Effective Time), as well as any other actions the Company deems appropriate or equitable, to cancel all Options which have not been exercised prior to the Effective Time, such that no Options shall be outstanding from and after the Effective Time and each holder of any such unexercised Options shall cease to have any rights with respect thereto.

Section 2.13                            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112, at 10:00 A.M. on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Newco shall mutually agree.  The time and date of the Closing is herein called the “Closing Date”.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as of the date hereof and as of the Closing Date as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified on Schedule 3.1 and has the corporate power and authority and all licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has previously provided or made available to Parent and Newco true and complete copies of (i) its Certificate of Incorporation and all amendments thereto or restatements thereof, (ii) its bylaws as currently in effect and (iii) true and complete copies of the certificate or articles of incorporation and bylaws, as currently in effect, of each Subsidiary.

Section 3.2                                   Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, including the written consent of the stockholders of the Company described in Section 5.1.  This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 3.3                                   Non-contravention.  Neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (i) contravene any provision contained in the Company’s Certificate of Incorporation or bylaws, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth in Schedule 3.3, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 3.4 below, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or any of the

Subsidiaries is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except as contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, result in the creation or imposition of any Lien on any of the assets or properties of the Company or the Subsidiaries, or (iv) except as set forth on Schedule 3.3, result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or any Subsidiaries, which in the case of any of clauses (ii) through (iv) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4                                   Consents.  Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act and any similar foreign antitrust or competition laws, and (iii) any filings and approvals set forth in Schedule 3.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Company.

Section 3.5                                   Capitalization; Subsidiaries.

(a)                                  As of the date hereof, the Company’s authorized capital stock consists solely of 1,200,000 authorized shares of Common Stock, including 600,000 authorized shares of Class A Common Stock, 322,815.17 shares of which are presently issued and outstanding, and 600,000 authorized shares of Class B Common Stock, no shares of which are presently issued and outstanding, which shares are held of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite such Person’s name.  An additional 177,204.74 shares of the Company’s Class A Common Stock are held as treasury shares.  As of the date hereof, up to 30,716.25 shares of Class A Common Stock are reserved for issuance upon exercise of all authorized Options.  Except as set forth in this Section 3.5(a) or in Schedule 3.5(a), the Company does not have (i) any shares of Common Stock reserved for issuance, or (ii) any outstanding or authorized option or warrant relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock.  Except as set forth in this Section 3.5(a), Schedule 3.5(a) or in this Agreement or the Securities Holders Agreement, there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable and none of them has been issued in violation of preemptive or similar rights.

(b)                                 All Subsidiaries of the Company are listed on Schedule 3.5(b).  Except as set forth in this Section 3.5(b) or on Schedule 3.5(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens.  Except as set forth on Schedule 3.5(b), there are no

(i) authorized or outstanding securities of the Company or any of the Subsidiaries convertible into or exchangeable for, no options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, the Company or any Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiaries’ stockholders with respect to the voting or transfer of the Subsidiaries’ capital stock, or (iii) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary.  All of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.  Except for the Subsidiaries set forth on Schedule 3.5(b), neither the Company nor any Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in any Person.

Section 3.6                                   Financial Statements; Undisclosed Liabilities.

(a)                                  Each of the financial statements of the Company (including the related notes) included in the Euramax SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP Consistently Applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal non-material year-end adjustments.

(b)                                 Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether absolute or contingent, matured or unmatured or otherwise (“Liabilities”), except (i) Liabilities that are accrued or reserved against in the consolidated financial statements of the Company in the Euramax SEC Reports (or the notes thereto), (ii) Liabilities which have arisen since December 31, 2004 that were incurred in the ordinary course of business and which do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) Liabilities otherwise disclosed on Schedule 3.6 or the other Schedules to this Agreement, (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (v) Liabilities incurred under executory contracts or agreements or (vi) Liabilities which do not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7                                   Absence of Certain Developments.  Except as set forth in Schedule 3.7 or as expressly permitted by this Agreement, since December 31, 2004 (i) there has been no change, effect, circumstance, development, event or occurrence which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the Company and its Subsidiaries, taken as a whole, have conducted their business in the ordinary and usual course consistent with past practices, and none of the Company or any Subsidiary has:

(a)                                  sold, assigned, licensed, transferred, leased or otherwise disposed of assets having an value in excess of $250,000 individually except for the sale of inventory in the ordinary course of business;

(b)                                 purchased for an amount in excess of $1,000,000 all or a substantial portion of the assets of, any business or corporation, partnership, association or other business organization or division thereof;

(c)                                  made any material change in any method of accounting or accounting principle or practice currently used, other than such changes required by law or a change in GAAP or changed the independent public accountants of the Company and its Subsidiaries;

(d)                                 changed any method of Tax accounting, made or changed any Tax election, filed any Tax Return other than in a manner consistent with past practice, filed any material amended Tax Return or material claim for Tax refund, filed any ruling request or entered into any closing agreement or similar agreement with respect to Taxes, or settled any material audit, examination or other claim for Taxes;

(e)                                  made any loan to, or entered into any other transaction with any of its directors, officers or holders of its shares of Common Stock not in the ordinary course of business consistent with past practice; or

(f)                                    entered into any agreement or commitment to take any actions specified in this Section 3.7.

Section 3.8                                   Governmental Authorizations; Licenses; Etc.  Except as set forth in Schedule 3.8, the business of each of the Company and its Subsidiaries is in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities except for any noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.8, each of the Company and its Subsidiaries has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.8, there is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Subsidiaries of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of each of the Company and its Subsidiaries, except in the case of clauses (i) and (ii) where the alleged violation or the failure to have such permit, license, approval, certification or authorization would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9                                   Litigation.  Except as set forth in Schedule 3.9, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, settlements, awards, orders or investigations by or before any Governmental Authority in effect, pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries (i) relating to the Company, any Subsidiary, or their respective businesses or properties which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or

(ii) seeking to enjoin the transactions contemplated hereby.  The Company is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.10                            Taxes.

(a)                                  Except as set forth on Schedule 3.10, each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, correct and complete in all material respects.  Except as set forth in Schedule 3.10, all material Taxes required to be paid by each of the Company and its Subsidiaries have been timely paid.

(b)                                 Except as set forth on Schedule 3.10:

(i)                                     neither the Company nor any Subsidiary is currently the subject of a Tax audit, examination, claim, or administrative or judicial proceeding with respect to Taxes, nor has any such audit, claim, examination or proceeding been proposed or threatened in writing;

(ii)                                  neither the Company nor any Subsidiary has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority or in which any Tax Return may be filed;

(iii)                               no Governmental Authority with which the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any of its Subsidiaries is or may be required to pay Taxes to or file Tax Returns with that Governmental Authority;

(iv)                              neither the Company nor any of its Subsidiaries (A) is a party to any “closing agreements” described in Code §7121 (or any comparable provision of state, local or foreign Tax law) or (B) has requested or received any Tax ruling, transfer pricing agreements, or similar agreements, in either case that would have continuing effect after the Closing Date;

(v)                                 neither the Company nor any of its Subsidiaries has (A) participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or 1.6011-4T; (B) in the past five years, been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies under Section 355 of the Code; (C) since December 31, 1999, been a member of an affiliated, combined or consolidated group other than the group of which the Company is the common parent or (D) been a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement or arrangement;

(vi)                              neither the Company nor any of its Subsidiaries will be required to recognize for tax purposes in a tax period ending after the Closing Date any income or gain as a result of (A) using the installment method of accounting, (B) making or being required to make any change in method of accounting or (C) pre-paid subscription income or other items of pre-paid income; and

(vii)                           all material Taxes that the Company and each of its Subsidiaries has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been duly paid to the proper taxing authority.

Section 3.11                            Environmental Matters.

(a)                                  Except as set forth on Schedule 3.11 hereto, the Company and each of its Subsidiaries (i) are and have since five (5) years prior to the Closing been in compliance with all Environmental Laws, and (ii) have obtained, and are in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws, except in either case as would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.11 hereto, neither the Company nor any of its Subsidiaries are the subject of any actual, nor to the Knowledge of the Company threatened, notices, claims, suits, or proceedings, or to the Knowledge of the Company investigations, regarding (i) any actual or alleged violation of Environmental Laws, or (ii) any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws, in either case except as would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Except as set forth on Schedule 3.11 hereto, there are no Hazardous Substances on, at, under or migrating to or from the Owned Real Property or the Leased Property or, to the Knowledge of the Company, any property formerly owned, operated or leased by the Company, any of its Subsidiaries, or any of their respective predecessors in interest, in each case, so as to give rise to any liabilities or investigatory, corrective or remedial obligations under any Environmental Laws which would reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 3.11 hereto, neither the Company, any of its Subsidiaries, nor any of their respective predecessors in interest, have used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location (i) in violation of any Environmental Laws, or (ii) listed on the National Priorities List or any state “superfund” list of contaminated sites, in each case, which would reasonably be expected to have a Material Adverse Effect.

(e)                                  The Company has delivered or made available to Parent true and complete copies of (i) any reports, studies, analyses, tests, or monitoring prepared for the Company or its Subsidiaries by outside environmental consultants or engineers disclosing unresolved matters material to the facility to which they relate or (ii) any reports prepared by the Company or its Subsidiaries disclosing unresolved matters material to the facility to which they relate where such matters are not disclosed in any documents delivered or made available pursuant to clause (i) of this Section 3.11(e) or otherwise disclosed in Schedule 3.11, in each case, in the possession or control of the Company or its Subsidiaries with respect to Hazardous Substances at, on, under or within any property currently or formerly owned, operated, leased or occupied by the

Company, any of its Subsidiaries, or any of their respective predecessors, or concerning compliance by any of the foregoing with Environmental Laws (“Environmental Reports”), except for (i) Environmental Reports of routine studies, analyses, tests, or monitoring, such as, for example (but not by way of limitation), periodic discharge monitoring reports, daily waste storage inspection reports, or reports of chemical usage for determining air emissions, or (ii) reports prepared more than two years prior to the date hereof where the environmental condition or noncompliance identified in such reports has been resolved in all material respects as of the date hereof.

(f)                                    The representations and warranties in this Section 3.11 are the sole and exclusive representations and warranties of the Company concerning matters arising under Environmental Laws or related to Hazardous Substances.

Section 3.12                            Employee Matters.  Except as set forth on Schedule 3.12, (i) neither the Company nor any of its Subsidiaries has entered into or is bound by any collective bargaining agreements, contracts or other agreement or understanding with a labor union or labor organization with respect to Employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the past two years there has been no such action, (iii) there are no current or, to the Company’s Knowledge, threatened, union organization campaigns with respect to any Employees or demands for recognition by a labor organization seeking to represent Employees, and no question concerning representation exists respecting Employees, (iv) there is no unfair labor practice or sex, age, race or other discrimination charge, complaint, arbitration or grievance pending against the Company or any of its Subsidiaries, and, to the Company’s Knowledge, no such charge or complaint is threatened, and (v) the Company and its Subsidiaries are in compliance with all applicable laws, agreements, contracts and legally binding policies relating to employment, employment practices, wages, hours and terms and conditions of employment, except in the case of subsections (iv) and (v) above where such practice, charge, complaint, arbitration, grievance, or non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has engaged in any employee layoff activities that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local mass layoff statute, rule or regulation.

Section 3.13                            Employee Benefit Plans.

(a)                                  Schedule 3.13(a) lists all Employee Benefit Plans and Employment Agreements.

(b)                                 Except as set forth on Schedule 3.13(b), no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

(c)                                  Except as set forth on Schedule 3.13(c), each Employee Benefit Plan is and has been maintained and administered in compliance in all material respects with the terms of such plan and the applicable requirements of ERISA, the Code and any other applicable laws.  The

Company and its Subsidiaries have complied in all material respects with the terms of the Employment Agreements.

(d)                                 Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and there are no facts or circumstances that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries in respect of the qualified status of any such Employee Benefit Plan.

(e)                                  The data supplied by the Company and its Subsidiaries for use in preparing the most recent actuarial report related to an Employee Benefit Plan (or similar statement of the funding status of such plan) was accurate and complete in all material respects and neither the Company nor any of its Subsidiaries has any reason to believe that any of the conclusions set forth therein as to the current funding status of each such Employee Benefit Plan are incorrect.  With respect to the Euramax UK Pension Plan, there have been no material changes to the 2002 census data.  Neither the Company nor any of its Subsidiaries has any liability by reason of being an ERISA Affiliate of any other Person (other than the Company or its Subsidiaries).

(f)                                    The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(g)                                 None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(h)                                 With respect to each Employee Benefit Plan, the Company has made available to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan, all amendments and related trust documents, insurance contracts or other funding arrangements, and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series) and all schedules thereto, (iv) the most recent financial statements, (v) the most recent Internal Revenue Service determination letter, and (vi) the most recent actuarial report (or similar statements of funding status).

(i)                                     Except as set forth on Schedule 3.13(i), the Company’s execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or together with any other event) (i) result in any payment (including, without limitation, any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any Employee; (ii) increase any benefit otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan; or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an Employee Benefit Plan.

(j)                                     (i) No Employee Benefit Plan is under audit or investigation by a Governmental Authority, including, but not limited to, the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or similar regulatory agency outside of the U.S. and, to the Company’s Knowledge, no such audit or investigation is threatened; and (ii) there are no material actions, lawsuits, grievances, proceedings, complaints, investigations or claims pending, including involving a Governmental Authority and otherwise, with respect to any of the Employee Benefit Plans, the assets of any of the trusts under the Employee Benefit Plans or the sponsor, administrator or fiduciary of any of the Employee Benefit Plans, or with respect to any Employee against the Company or any of its Subsidiaries, in each case, other than routine benefits claims, qualified domestic relations orders (as defined in Section 206(d) of ERISA) and qualified medical child support orders (as defined in Section 609 of ERISA) and, to the Company’s Knowledge, no such actions, lawsuits, grievances, proceedings, complaints, investigations or claims are threatened.

(k)                                  Except as set forth on Schedule 3.13(k), no payment or benefit which has been, will or may be made by the Company or any of its Affiliates with respect to any Employee could be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code, by reason of the “change in the ownership,” as defined in Section 280G of the Code and the final regulations thereunder, of the Company or of any Subsidiary occurring by reason of the transactions contemplated by this Agreement.

(l)                                     Except as could not reasonably be expected to result in any material liability to the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to an Employee Benefit Plan or applicable law, should have been classified as an employee or of similar status.

Section 3.14                            Intellectual Property Rights.

(a)                                  Except as set forth on Schedule 3.14(a)(i), the Company and its Subsidiaries own and possess all right, title and interest in, free and clear of all Liens (other than Permitted Liens and license agreements executed in the normal course of business), or have a valid and enforceable license to use, all of the Intellectual Property Rights used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property Rights”).  Schedule 3.14(a)(ii) sets forth a list of (i) all registered Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; (ii) all applications for the registration of Company Intellectual Property Rights owned by the Company or any of its Subsidiaries; (iii) all material trade and corporate names owned or used by the Company or any Subsidiary; (iv) all computer software (other than mass-marketed software having a license fee of less than $50,000) owned or used by the Company or any Subsidiary as of the date hereof; and (v) all material licenses, sublicenses, agreements, or permissions pursuant to which the Company or any Subsidiary has granted or received any license in or under any Company Intellectual Property Rights to or from any Person.  All registered Company Intellectual Property Rights listed on Schedule 3.14(a)(ii) are subsisting, in good standing, and in full force and effect.  The consummation of the transactions contemplated herein will not alter or impair any Company Intellectual Property Right in any material respect.  Except as set forth in Schedule 3.14(a)(iii), neither the Company nor any of its Subsidiaries is aware that any third party is infringing or misappropriating the Company Intellectual Property Rights, except where such infringement or misappropriation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.14(a)(iv), the Company and Subsidiaries have not infringed or misappropriated any Intellectual Property Rights of any third party, which such infringement or misappropriation could be reasonably expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.14(b)(i), there is not instituted or, to the Knowledge of the Company, threatened against the Company or any Subsidiary any suit, proceeding, claim or hearing by any third party contesting the validity, enforceability, or ownership of any material Company Intellectual Property Right.

(c)                                  No Employee owns in his/her own name any material Company Intellectual Property Rights created, authored, developed or reduced to practice by such Employee.

(d)                                 The Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property Rights (including, but not limited to, trade secrets included in the Company Intellectual Property Rights).  The Company and its Subsidiaries are not aware of any misappropriation, misuse or unauthorized disclosure of any trade secrets included in the Company Intellectual Property Rights.

Section 3.15                            Contracts.  Schedule 3.15 sets forth all contracts (except for purchase or service orders executed in the normal course of business), agreements, leases, commitments, permits or licenses, to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound, of the type described below (the “Contracts”):

(a)                                  all agreements or commitments requiring annual expenditures by the Company or any Subsidiary in excess of $1,000,000, other than agreements which are terminable at will by either party upon less than 90-days notice;

(b)                                 all agreements or commitments for the purchase or lease by the Company or any Subsidiary of vehicles, machinery, equipment, or other personal property other than those that are for amounts not to exceed $1,000,000;

(c)                                  all Employment Agreements in each case to the extent involving annual compensation in excess of $250,000 and not terminable at-will;

(d)                                 all material license, royalty or other agreements relating to any of the Company Intellectual Property Rights owned, licensed or used by the Company or any Subsidiary;

(e)                                  all agreements prohibiting the Company or any Subsidiary from freely engaging in any business or competing with any Person in any product line or business, or operating in any location;

(f)                                    all mortgages, indentures, notes, bonds or other agreements relating to indebtedness entered into by the Company or any of the Subsidiaries in an amount in excess of $1,000,000, whether as borrower, lender or guarantor;

(g)                                 all partnership agreements and joint venture agreements relating to the Company and its Subsidiaries;

(h)                                 all contracts (excluding confidentiality agreements) for the acquisition or sale of a material business, line of products or Subsidiary, whether through the purchase or sale of stock, assets or otherwise, under which the Company or any of its Subsidiaries or any other party thereto has material continuing rights or obligations (other than confidentiality or non-solicitation obligations); and

(i)                                     any agreement or commitment to do any of the foregoing described in clauses (a) through (h).

Each Contract set forth on Schedule 3.15 is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and to the Company’s Knowledge, the other parties hereto enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Except as set forth in Schedule 3.15, the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in breach, default or violation under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a breach, default or violation, except for any such non-performance or breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 3.15 of the Schedules, the Company has not received any written claim during the last 2 years from any other party to any such Contract that the Company or a Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in breach, default, violation or delinquent in performance thereunder in any manner that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has made available to Newco true and complete copies of all Contracts, including all amendments thereto.

Section 3.16                            Insurance.  Schedule 3.16 contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and its Subsidiaries as of the date hereof.  All such policies are in full force and effect as of the date hereof and, will continue in effect until Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business to the extent available on commercially reasonable terms), there is no material claim pending under any such policy as to which coverage has been denied or disputed in writing by the underwriters of such policies, all premiums due on or prior to Closing with respect thereto covering all periods up to and including the Closing will have been paid, no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, and the Company and its Subsidiaries are in compliance in all material respects with the terms of such policies.

Section 3.17                            Real Property.

(a)                                  Schedule 3.17 sets forth a true, correct and complete list of all real property legally or beneficially owned by the Company or its Subsidiaries (the “Owned Real Property”) and the address of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property: (i) the Company or one of its Subsidiaries has good and valid fee simple title, free and clear of all Liens, except Permitted Real Property Encumbrances; (ii) except as set forth on

Schedule 3.17, the Company or one of its Subsidiaries is in possession of, and neither the Company nor any of the Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)                                 Schedule 3.17 sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company or any Subsidiary is a party or by which it is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000 (each a “Material Lease”, and collectively the “Material Leases”).  Except as set forth on Schedule 3.17, each Material Lease is valid and binding on the Company or one of its Subsidiaries and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect.  Except as set forth on Schedule 3.17, the Company or one of its Subsidiaries and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease.  The Leased Property complies with all applicable laws and is benefited by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Leased Property, except to the extent such failure to comply would not have a Material Adverse Effect.

Section 3.18                            Title to Assets.  Each of the Company and each Subsidiary has such title to all of its assets and properties (including those reflected on the Recent Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since December 31, 2004) as is necessary to permit the use and enjoyment of such assets and properties taken as a whole substantially in the manner such assets and properties are now utilized by the Company and its Subsidiaries, free and clear of all Liens except for Permitted Liens and except as set forth on Schedule 3.18 of the Schedules.

Section 3.19                            Related Party Transactions.  Except as set forth on Schedule 3.19, none of the Company’s stockholders, none of the directors or officers of the Company, nor any individual person who is an affiliate of any of the forgoing (other than the Company and its Subsidiaries) (i) provides services to (other than service as a director or officer) or is involved in any business arrangement or relationship with the Company or the Subsidiaries other than employment arrangements entered into in the ordinary course of business, (ii) owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries, or (iii) other than with respect to CVC and its affiliates, to the Company’s Knowledge, owns, directly or indirectly, any interest in (other than holdings that represent less than 5% of any class of securities of any publicly-traded company), or is an officer, director employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries.

Section 3.20                            Brokers.  Except for Credit Suisse First Boston LLC and except as set forth on Schedule 3.20, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.21                            Suppliers and Customers.  Schedule 3.21 sets forth a list of (i) the ten largest suppliers (by dollar amount) to the Company and its Subsidiaries, taken as a whole, during the twelve months ended on or about December 31, 2004 (“Major Suppliers”) and (ii) the ten customers with the highest dollar amount of purchases or services of the Company and its Subsidiaries, taken as a whole, during the twelve months ended on or about December 31, 2004 (the “Major Customers”).  Except as set forth on Schedule 3.21, no Major Supplier or Major Customer has during the last twelve months materially decreased or limited, or threatened in writing to materially decrease or limit, its provision or receipt of services or supplies to or from the Company or any of its Subsidiaries.  Since March 31, 2004, except as arising or related to general industry conditions or shortages in supply of aluminum, steel or other raw materials, no termination, cancellation or limitation of, or any material modification or change in, the business relationships (including product pricing and payment terms) of the Company or any of its Subsidiaries has occurred or, to the Company’s Knowledge, is threatened with any Major Supplier or Major Customer.

Section 3.22                            Product Warranty and Product Liability.  Except as set forth on Schedule 3.22, there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Authority relating to any product, including the packaging and advertising related thereto, designed, manufactured, processed or sold by the Company or any of its Subsidiaries (a “Product”) which would reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.22, as of the date hereof there has not been since December 31, 2001, nor is there under consideration by the Company or any of its Subsidiaries, any Product recall or post-sale warning conducted by or on behalf of the Company or any of its Subsidiaries concerning any Product.

Section 3.23                            Validity and Enforceability of Acquisition Agreements; Absence of Claims.  The Company has provided or made available to Parent complete and accurate copies of the agreements set forth on Schedule 3.23(i) (the “Prior Acquisition Agreements”).  None of the Company or its Subsidiaries or, to the Knowledge of the Company any other Person, has breached in any material respect any of the Prior Acquisition Agreements and such agreements are valid and enforceable by the Company or its Subsidiaries against the counterparties thereto.  The right of the Company or its Subsidiaries to make indemnity claims pursuant to the Prior Acquisition Agreements is not affected by the consummation of the Merger.  Except as set forth on Schedule 3.23(ii), no claims for indemnification under the Prior Acquisition Agreements have been made, are pending or are threatened by the Company or its Subsidiaries and no claims for indemnification have been made, are pending or, to the Company’s Knowledge, are threatened by the counterparties thereto.

Section 3.24                            NO ADDITIONAL REPRESENTATIONS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY

PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company:

Section 4.1                                   Organization.  Parent is a limited liability company and Newco is a corporation and each of them are duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.  Each of Parent and Newco has delivered or made available to the Company true and complete copies of its organizational documents (and all amendments thereto).

Section 4.2                                   Authorization.  Each of Parent and Newco has the requisite power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action (including any required shareholder approvals).  This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Parent and Newco and constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

Section 4.3                                   Non-contravention.  The execution, delivery and performance by Parent and Newco of this Agreement and the Certificate of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (i) contravene any provision contained in such entity’s organizational documents, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (B) assuming satisfaction of the requirements set forth in Section 4.4 below, any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Government Authority (except for any applicable requirements of the HSR Act and any applicable foreign antitrust laws or regulations).

Section 4.4                                   Consents.  Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals required under, and other applicable requirements of, the HSR Act and any similar foreign antitrust or competition laws, and (ii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Newco.

Section 4.5                                   Litigation.  Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6                                   Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7                                   Financing.  Assuming that the amounts contemplated to be provided by the debt commitment letters (the “Commitment Letters”), copies of which are attached hereto as Exhibit F, are provided, or if the condition set forth in Section 6.2(c) hereof is otherwise satisfied, Parent will have at Closing sufficient cash on hand and available credit facilities to make all payments required to be made hereunder in connection with the Closing and to pay all of its related fees and expenses, including, without limitation, the ability to make all payments due (i) to the holders of Common Stock in accordance with the terms hereof and (ii) all payments due or necessary in order to comply with the terms and conditions of all agreements evidencing indebtedness of the Company.  As of the date hereof, Parent has no reason to believe that such available cash shall not be available or that the debt shall not be funded, and the Parent has not made any material misrepresentations in connection with obtaining such debt financing commitments.

Section 4.8                                   Acknowledgement by Parent and Newco.  Each of Parent and Newco acknowledges and agrees that:

(a)                                  it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries;

(b)                                 it is not relying on any statement or representation made by or on behalf of the Company except for as set forth in this Agreement;

(c)                                  neither the Company nor its Subsidiaries or stockholders or any other person or entity will have or be subject to any liability to Parent or Newco resulting from the distribution to Parent or its representatives or Parent’s use of any information regarding the Company or its businesses not expressly set forth in this Agreement, including any projections or other information provided by Credit Suisse First Boston LLC or the Company or set forth in the Company’s confidential information memorandum dated January 28, 2005 or the Company’s management presentation dated March 3, 2005; and

(d)                                 As of the date hereof, it does not have Knowledge of any representation or warranty of the Company pursuant to this Agreement being untrue or inaccurate.

ARTICLE V—COVENANTS AND AGREEMENTS

Section 5.1                                   Stockholder Matters.

(a)                                  The Company has taken all action necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to obtain the requisite approval and adoption of this

Agreement and the Merger by the shareholders of the Company by written consent (a copy of which is attached hereto as Exhibit D) pursuant to Section 228 of the DGCL and shall take such other actions as may be required by such Section.

(b)                                 Parent has voted in favor of the transactions contemplated by this Agreement by unanimous written consent, a copy of which is attached hereto as Exhibit E, and no shareholder vote or approval of Parent is necessary for the execution, approval, adoption or performance of this Agreement and the Merger by Parent.

(c)                                  As soon as reasonably practicable and, in any event, no later than 10 Business Days after the date of this Agreement, the Company shall prepare and mail to all holders of shares of Common Stock a notice in accordance with Section 262(d)(2) of the DGCL, notifying such holders of the approval of the Merger and the transactions contemplated hereby and that appraisal rights are available.  The Company shall take such other steps as are necessary under such Section, so that any demand or exercise of the right to dissent provided in Section 262 of the DGCL, to be effective, will be received by the Company prior to the Effective Time.

Section 5.2                                   Access and Information.

(a)                                  From the date hereof until the Closing Date or termination of this Agreement, and except to the extent Parent and Newco are in breach of this Agreement, Parent, Newco, Parent’s financing parties and their respective representatives shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such reasonable investigation to the extent such access does not unreasonably interfere with the operations, activities and employees of the Company and its Subsidiaries.  The foregoing investigation rights shall not include the right to (i) take any samples the written work plan for which has not been approved by the Company in its sole discretion, (ii) have access to any information the disclosure of which is prohibited by contract or applicable law or which would result in the waiver of any privileges, or (iii) have access to any formulae, know-how or other proprietary knowledge of the Company or its Subsidiaries.  Parent and Newco and its representatives and agents shall not contract or hold discussions with suppliers or customers of the Company without the prior written consent of the Company and in any event only with the participation of representatives of the Company.  Parent and Newco agree to conduct any such discussions with reasonable discretion and sensitivity to the Company’s relationships with its suppliers, customers and employees.

(b)                                 All information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent and Newco (or their representatives or affiliates) shall be kept confidential by such Persons in accordance with the confidentiality agreement dated January 27, 2005 by and between the Company and affiliates of Parent and Newco (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

(c)                                  After the Effective Time, Parent shall make available and shall cause the Surviving Corporation to make available, at the Representative’s out of pocket expense, to the Representative and its accountants, agents and representatives during normal business hours and upon reasonable request any and all books, records, contracts and other information of the Company and its Subsidiaries existing at the Effective Time to the extent reasonably requested by the Representative in connection with any purposes contemplated by this Agreement.  Parent will cause the Surviving Corporation to hold all of the books and records of the Company and its Subsidiaries existing on the Effective Date and not destroy or dispose of any thereof for a period of seven years from the Effective Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the Representative.

Section 5.3                                   Conduct of Business by the Company.  From the date hereof to the Effective Time, the Company will and will cause each of its Subsidiaries to, except as otherwise contemplated or provided herein or consented to in writing by Parent (which consent shall not be unreasonably withheld), conduct its business only in the ordinary course consistent with past practice, and not take or omit to be taken any action, or permit its Subsidiaries to take or to omit to take any action, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  Consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, make capital expenditures in amounts as contemplated by its 2005 budget (it being understood that such budget has been prepared on an annual basis and spending in any given month prior to Closing may not be a full pro rata portion of the total amount budgeted to be spent in 2005).  Without limiting the foregoing, from the date hereof and prior to the Closing Date, except as set forth in Schedule 5.3 or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall and shall cause its Subsidiaries:

(a)                                  not amend its Certificate of Incorporation or bylaws;

(b)                                 not merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire the business of, any person;

(c)                                  not sell, transfer, lease or otherwise dispose of assets in excess of $250,000 individually or $1,500,000 in the aggregate, other than in the ordinary course of business and consistent with past practice;

(d)                                 maintain its books of account and records consistent with its past practice in all material respects;

(e)                                  not issue any capital stock or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or its other equity securities, if any, or grant any stock appreciation or similar rights (other than issuances of capital stock upon the exercise of any Options);

(f)                                    not declare or pay any dividend or make any other distribution to its stockholders in respect of its capital stock;

(g)                                 not make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(h)                                 commit to make after the Effective Time any capital expenditures in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(i)                                     except for normal increases in the ordinary course of business consistent with past practice, increase the compensation or benefits payable to any officers, directors or employees of the Company;

(j)                                     not, except as required to comply with applicable law or any Employee Benefit Plan disclosed in Schedule 3.13(a): (i) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to any Employee Benefit Plan are made or the basis on which such contributions are determined; (ii) adopt or enter into any new employee benefit plan, employment agreement or other compensatory arrangement (except for agreements and arrangements for new hires (other than officers and directors) in the ordinary course of business); or (iii) amend, modify or terminate any Employee Benefit Plan;

(k)                                  not, except as required to comply with applicable law or any Employee Benefit Plan disclosed in Schedule 3.13(a), enter into or amend in any material respect any labor or collective bargaining agreement or, through negotiation or otherwise, make any material new commitment or incur any material new liability to any labor organization with respect to the Company or any of its Subsidiaries;

(l)                                     not change any method of Tax accounting, make or change any Tax election, file any Tax Return other than in a manner consistent with past practice, file any material amended Tax Return or material claim for Tax refund, file any ruling request or enter into any closing agreement or similar agreement with respect to Taxes, or settle any material audit, examination or other claim for Taxes;

(m)                               not enter into any Contract of the type described in Section 3.15(a), (b) or (d) not entered into in the ordinary course of business consistent with past practice or Sections 3.15(e), (f), (g) or (h); or

(n)                                 not agree or commit to do any of the foregoing referred to in clauses (a) - (m) of this Section 5.3.

Section 5.4                                   Closing Documents.  The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2.  Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

Section 5.5                                   Best Efforts; Further Assurances.

(a)                                  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The Company shall reasonably cooperate with Parent and its financing sources, the rating agencies and their respective agents and representatives in order to assist Parent in connection with the preparation of standard confidential memorandum and related materials, providing customary certification to placement agents and auditors, causing its management to participate in any “road shows” or lenders meetings, marketing any securities and syndicating bank loans, and all other documentation reasonably required for Parent’s financing arrangements, and using reasonable best efforts to cause the Company’s accountants to provide comfort letters consistent with SAS 72 (as amended), including without limitation standard negative assurance on any interim period or pro forma financial statements, to any underwriters or initial purchasers involved in such financing.  Each of the Company and Parent and Newco will use their respective reasonable best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  All filing fees incurred in connection with obtaining such consents from Governmental Authorities, including the HSR Act filing fee, shall be borne by the Parent and treated in accordance with Section 10.4.  Each party hereto shall use reasonable best efforts to make an appropriate filing pursuant to the HSR Act as promptly as practicable, and in any event within 7 Business Days of the date hereof, and any similar foreign antitrust or competition laws applicable to such party with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within 13 Business Days of the date hereof, and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act and any similar applicable foreign antitrust or competition laws.  Without limitation of the foregoing, the Company, Newco and their respective affiliates shall not extend any waiting period or comparable period under the HSR Act or similar foreign antitrust or competition laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.  Each party shall (A) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division or any other Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing and (B) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and their respective affiliates on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the Merger.

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                                  Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company or Parent and Newco, as the case may be, contained in the Merger Documents to be untrue or inaccurate in any respect that would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the consummation of the transactions contemplated by this Agreement, at any time from the date hereof to the Effective Time and such written notice shall specify the representation or warranty so breached and (ii) any failure of the Company or Parent and Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

(d)                                 Parent and Newco shall use reasonable best efforts to satisfy the requirements of the Commitment Letters and to obtain the funding contemplated by and on the terms contained in the Commitment Letters, or if any Commitment Letter is terminated or such funds shall not otherwise be available, shall use reasonable best efforts to obtain an alternative source of debt financing on substantially similar terms in order to consummate the transactions contemplated hereby.  Following the date hereof, any amendment, termination or cancellation of the Commitment Letters or any information known to Parent or Newco which makes it unlikely to obtain the financing set forth in the Commitment Letters shall be promptly disclosed to the Company.  Neither Parent nor Newco shall, directly or indirectly, intentionally induce or encourage the exercise by the lenders party to the Commitment Letters of any right not to fund any of the financing provided for by the Commitment Letters; provided, that nothing shall prevent Parent or Newco from providing information about the Company and its Subsidiaries as requested by such lenders or from communicating with such lenders about the Company and its Subsidiaries generally and about any information provided to such lender.  If such lenders fail to fund any such financing, Parent and Newco shall request such lenders to communicate in writing directly to the Company the circumstances and bases therefor.

(e)                                  The Surviving Corporation will pay to each Former Holder an amount equal to such Holder’s Ownership Percentage of any Carryback Tax Refund in excess of the sum of (i) the amount deposited in the Indemnity Escrow Account, net of applicable withholding taxes, if any, and (ii) the amount of any Carryback Tax Refund required to be paid directly to the Buyer Indemnitees pursuant to the Escrow Agreement by wire transfer or delivery of other immediately available funds, in each case, within three Business Days after the date on which Carryback Tax Refund is received; provided, however, that no Carryback Tax Refund in respect of foreign income taxes shall be paid to the Former Holders except to the extent the aggregate Carryback Tax Refunds in respect of foreign income taxes since the Closing Date exceed the amount of the current foreign income tax assets included in the Final Statement of Purchase Price.  The Surviving Corporation shall (i) file IRS Form 1139 within 60 days of the completion of audited financial statements for the taxable year that includes the Closing Date, to obtain Carryback Tax Refunds from applicable U.S. Governmental Authorities, (ii) shall not elect to forgo any carryback period pursuant to Section 172(b)(3) of the Code and any state or local equivalent (provided that the Surviving Corporation may so elect where the amount of any refund that could be obtained through a carryback would not be greater than $25,000) with respect to net operating losses for the taxable year that includes the Closing Date and (iii) if the U.S. federal consolidated income tax return for the Surviving Corporation for the 2005 taxable year is not filed on or prior to May 31, 2006, shall make all payments on account of Carryback Tax Refunds attributable to refunds or reductions in tax on account of estimated income tax payments made in 2005 on or prior the date that is three Business Days after May 31, 2006 as if such refunds had been received or such reductions had occurred.  The parties agree in good faith that the mechanics for obtaining Carryback Tax Refunds in respect of foreign income taxes shall follow comparable procedures to the extent practicable.

Section 5.6                                   Public Announcements.  The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company, and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation.  Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

Section 5.7                                   Employee Benefits.

(a)                                  Parent and Newco hereby agree that Parent shall cause the Company and its Subsidiaries to, for a period of one year following the Closing Date, continue to provide to Employees employee benefit plans, programs and arrangements that are substantially similar in the aggregate (excluding equity arrangements (including phantom stock arrangements), supplemental retirement benefits, and retention or similar bonuses) to the employee benefit plans, programs and arrangements provided to such Employees immediately prior to the Closing Date.  Nothing in this Section 5.7 shall require the Company or its Subsidiaries to continue to employ the Employees for any specified period following the Closing Date or prevent the Company or its Subsidiaries from terminating any of the Employees after the Closing Date.

(b)                                 Parent and Newco hereby agree that, from and after the Closing Date, Parent shall cause the Company and its Subsidiaries to grant all Employees credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries on or after the Closing Date (the “Newco Plans”).  In addition, Parent and Newco hereby agree that Parent shall cause (i) the Company and its Subsidiaries to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Newco Plans to the extent waived or satisfied by an Employee under any Employee Benefit Plan as of the Closing Date, and (ii) any covered expenses incurred on or before the Closing Date and during the plan year in which the Closing Date occurs by any Employee (or covered dependent thereof) of the Company or any of its Subsidiaries to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Newco Plan.

(c)                                  Parent and Newco hereby agree to cause the Surviving Corporation from and after the Effective Time to continue to be bound by and comply with the terms of all written employment agreements, executive supplemental retirement plans or agreements, executive severance agreements and statutory severance arrangements of the Company existing on the date hereof.

(d)                                 The Company shall obtain shareholder approval in accordance with Section 280G of the Code and the final regulations thereunder so that, except as set forth on Schedule 3.13(k), no payment or benefit which has been, will or may be made by the Company or any Subsidiary to any individual could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code by reason of a “change in the ownership,” “change in the effective control” or “change in the ownership of a substantial portion of the assets” of the Company or of any Subsidiary occurring by reason of the transactions contemplated by this Agreement.

Section 5.8                                   Indemnification of Directors and Officers.

(a)                                  After the Effective Time through the sixth anniversary of the Effective Time, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of the Company and the Subsidiaries (the “D&O Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), related to (i) the fact that the D&O Indemnified Person is or was an officer, director or employee of the Company or any of the Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that (a) no D&O Indemnified Person may settle any such claim without the prior approval of the Parent, unless such approval is unreasonably withheld or delayed and (b) no indemnification shall be made to any D&O Indemnified Person to the extent that it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such D&O Indemnified Person did not with respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he reasonably believed to be not opposed to the best interest of the Company (or any Subsidiary thereof) or otherwise acted or omitted to act with recklessness, gross negligence or willful misconduct.  Each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from the Parent or the Surviving Corporation within ten (10) business days of receipt by the Parent or the Surviving Corporation from the D&O Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)                                 The Parent shall cause the Surviving Corporation to maintain in effect (i) in its certificate of incorporation and bylaws (or similar governing documents) for a period of six (6)

years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and bylaws of the Company and (ii) for a period of six (6) years after the Effective Time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained for the benefit of the directors and officers of the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any D&O Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(d)                                 In the event that the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(e)                                  This Section 5.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the D&O Indemnified Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the D&O Indemnified Persons.

Section 5.9                                   Newco.  The Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to the Parent).

Section 5.10                            Tax Filings.  The Company or the relevant Subsidiary shall file all material Tax Returns required to be filed by the Company or any of its Subsidiaries before the Closing Date and pay all material Taxes required to be paid before the Closing Date.  The Parent shall be responsible for filing all Tax Returns required or permitted to be filed on or after the Closing Date and paying all Taxes associated with such Tax Returns, including any Tax Returns covering a taxable period beginning before the Closing Date and ending after the Closing Date.

Section 5.11                            Phantom Stock Plan.  Effective immediately prior to the Closing, the Company shall (i) pay to each holder of Phantom Shares a lump sum representing the full amount of Phantom Share Payments to which such holder is due pursuant to the Phantom Stock Plan and (ii) cause the Phantom Stock Plan to terminate.

Section 5.12                            Termination of Agreements.  Effective upon the Closing the Company shall cause the Securities Holders Agreement to terminate.  On the Closing Date, the Company shall pay to Advisor (i) all “Management Fees” (as defined in the Advisory Agreement) earned or accrued as of the Closing Date but not yet paid and (ii) a fee equal to $9,000,000 as contemplated by Section 3(b) of the Advisory Agreement, whereupon the Advisory Agreement will terminate upon the Closing in accordance with its terms.

ARTICLE VI—CONDITIONS TO CLOSING

Section 6.1                                   Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)                                  No Injunction.  At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order.

(b)                                 Filings and Consents.  Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, all material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority which are required in connection with the execution and delivery of this Agreement and the other Merger Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect.

(c)                                  Waiting Periods.  The waiting period (and any extension thereof) under the HSR Act and any waiting period or comparable period under similar foreign antitrust or competition laws applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

Section 6.2                                   Conditions to the Obligations of Parent and Newco.  The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

(a)                                  Representations and Warranties; Covenants.  All representations and warranties made by the Company in this Agreement hereto shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect (except for those representations and warranties qualified by “Material Adverse Effect,” which shall be true and correct in all respects), and the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing (other than the covenant set forth in Section 5.7(d)).

(b)                                 Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)                                     a certificate of the President or a Executive Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) has been satisfied;

(ii)                                  a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii)                               a certified copy of the written consent of a majority of the stockholders of the Company adopting and approving this Agreement, the other Merger Documents to the extent required to be approved and the transactions contemplated hereby and thereby;

(iv)                              a certificate, in the form and substance required under Treasury Regulation §1.897-2(h), so that Parent is exempt from withholding any portion of the Purchase Price pursuant to Treasury Regulation §1.1445-2 and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); and

(v)                                 pay-off letters, in a form reasonably satisfactory to Purchaser, from holders of all Funded Indebtedness (other than with respect to bonds governed by an indenture).

(c)                                  Financing.  The funds contemplated by the Commitment Letters shall have been made available to Parent or Newco pursuant to the terms thereof (including any market flex provisions) or Parent or Newco or shall have obtained alternative financing for comparable amounts on substantially similar terms.

(d)                                 Material Adverse Effect.  No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)                                  Transactions with Related Parties.  The Company shall have taken all actions reasonably necessary in order to terminate each agreement listed on Schedule 3.19, and have provided Parent with written evidence, reasonably satisfactory to Parent, of such termination.

Section 6.3                                   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)                                  Representations and Warranties; Covenants.  All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, has not had a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder, and Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b)                                 Closing Deliveries.  Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(c)                                  a certificate of the President or a Vice President of Parent and Newco, dated the Closing Date, to the effect that the condition specified in Section 6.3(a) has been satisfied;

(i)                                     certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby; and

(ii)                                  a certified copy of the resolutions of the stockholders of Parent and Newco adopting and approving this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VII—TERMINATION, AMENDMENT AND WAIVER

Section 7.1                                   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

(a)                                  by mutual consent of the Company, Parent and Newco;

(b)                                 by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before June 30, 2005 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c)                                  by either Parent or Newco, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(d)                                 by the Company, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date; or

(e)                                  by either Parent or Newco or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2                                   Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.2(b), 5.6 and 10.4, which shall survive the termination of this Agreement and (b) termination shall not preclude either party from suing the other party for any breach of this Agreement.

ARTICLE VIII—SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1                                   Survival of Representations.  The representations and warranties of the Company, Parent and Newco contained in this Agreement (whether or not contained in Articles III and IV) or in any certificate delivered pursuant to Section 6.2 or Section 6.3 shall survive the Closing until April 30, 2006.

Section 8.2                                   General Indemnification.

(a)                                  If, after the Closing Date, Parent, Newco, the Surviving Corporation and/or its officers, directors, employees, affiliates and/or agents (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) suffer any damages, losses, liabilities, obligations, claims of any kind, fines, penalties, interest or expenses (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses but excluding punitive, exemplary, special, unforeseen or other consequential damages or any damages measured by lost profits or a multiple of earnings (other than any such punitive, exemplary, special, unforeseen or other consequential damages or any damages measured by lost profits or a multiple of earnings payable to third parties in respect of Third Party Claims)) (“Loss”) as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement or in any certificate delivered to Purchaser pursuant to Section 6.2 to be true and correct or (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, then, subject to the other provisions of this Article VIII, such Buyer Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss solely from the Indemnification Escrow Account.

(b)                                 After the Closing, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each of the direct and indirect equityholders of the Company as of the date of this Agreement and their respective officers, directors, employees, affiliates and/or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any

Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Newco in this Agreement to be true and correct as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), (ii) any breach by Parent of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c)                                  The obligations to indemnify and hold harmless pursuant to Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby until April 30, 2006, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period, which claims shall survive until final resolution thereof.  For purposes of this Article VIII, the determination as to whether any representation or warranty contained in this Agreement has been breached and the amount of damages attributable to such breach will be made without giving effect to the words “material,” “materially” or “Material Adverse Effect” as they appear in such representation or warranty.

(d)                                 All indemnification payments under this Article VIII shall be adjustments to the Purchase Price except as otherwise required by applicable law.

Section 8.3                                   Third Party Claims.

(a)                                  If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any person or entity entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify the Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby.  The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Indemnification Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement.  If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, defend, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this

Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability or obligation with respect to such claim or consent to entry of any judgment, and the Responsible Party shall not enter into any settlement of or with respect to a Third Party Claim for Taxes without the consent of the Indemnified Party, such consent not to be unreasonably withheld.

(b)                                 Any Indemnified Party shall cooperate in all reasonable respects with the Responsible Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Responsible Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Responsible Party as being reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties shall cooperate with each other in any notifications to insurers.

Section 8.4                                   Limitations on Indemnification Obligations.  The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

(a)                                  the amount of any and all Losses will be determined net of (i) any accruals or reserves included in the calculation of Net Working Capital or proposed by Parent in the calculation of Net Working Capital but not included in the final determination of Net Working Capital and (ii) any amounts recovered by the Buyer Indemnitees under indemnification agreements or arrangements with third parties or under insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third party indemnitor or insurer hereunder) (each such source named in this clause (ii) a “Collateral Source”).  The amount of any losses shall be reduced on account of any Tax savings or benefits actually realized by the Buyer Indemnitees that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Losses and shall be increased on account of the Tax cost (if any) to the Buyer Indemnitee(s) of the receipt of any payment for indemnification (for this purpose, the Buyer Indemnitee(s) shall be deemed to actually realize a Tax benefit or a Tax cost with respect to a taxable year if, and to the extent that, the Buyer Indemnitee(s)’ liability for Taxes for such taxable year, calculated by excluding any Tax items attributable to the Losses or the receipt of payments for indemnification from all taxable years, exceeds or is exceeded by the Buyer Indemnitee(s)’ actual cumulative liability for Taxes for such taxable year, calculated by taking into account any Tax items attributable to the Losses or the receipt of payments for indemnification for all taxable years);

(b)                                 The Buyer Indemnitees shall use commercially reasonable efforts to obtain recovery from any Collateral Source for such claim.  If the amount to be netted hereunder from any payment required under Sections 8.2(a) or 8.2(b) is determined after payment of any amount otherwise required to be paid to an Indemnified Party under this Article VIII, the Indemnified

Party shall repay to the Responsible Parties, promptly after such determination, any amount that the Responsible Parties would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment;

(c)                                  No claim for indemnity for a breach of a particular representation or warranty shall be made by the Buyer Indemnitees under Section 8.2(a), if Parent had Knowledge prior to the execution and delivery of this Agreement of the breach of such representation or warranty.  No claim for indemnity for a breach of a particular representation or warranty shall be made by the Seller Indemnitees under Section 8.2(b), if the Company had Knowledge prior to the execution and delivery of this Agreement of the breach of such representation or warranty.  The Buyer Indemnified Parties shall not have a right to assert claims under any provision of this Agreement for any Losses to the extent that such Losses relate to actions taken by or omitted to be taken by Parent or the Surviving Corporation after the Closing Date.  Nothing provided in this Section 8.2(c) shall limit any duty of an Indemnified Party to mitigate Losses under applicable law;

(d)                                 the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.2(a) unless such Loss (together with Losses arising out of any related matter or series of related matters) equals or exceeds $100,000;

(e)                                  the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (i) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clause (i) of Section 8.2(a) (as limited by the provisions of Sections 8.4(a) and 8.4(b)), but for this Section 8.4(c), exceeds $5,000,000 (the “Threshold”) and then only for the excess over the Threshold; and

(f)                                    at any time the Buyer Indemnitees (x) will be entitled to recover no more than the amount of cash then in the Indemnification Escrow Account and (y) will not be entitled to recover Losses from the Former Holders, directly or indirectly, from any source other than the Indemnification Escrow Account.

Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the amount of cash in the Indemnification Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article VIII.

Section 8.5                                   Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, (i) indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto (other than claims for fraud) and (ii) making a claim for a proper distribution from the Indemnification Escrow Account shall be the sole and exclusive remedy available to the Buyer Indemnitees for any Loss, Losses or other amounts (including, without limitation, any relating to environmental, health or safety matters, employee matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby (other than claims for fraud).  Without limiting the generality or effect of the foregoing, as a material inducement to the other parties hereto entering into this Agreement, Parent and Newco hereby waive, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its affiliates (including after the Closing the Surviving Corporation) may have against the other parties hereto, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws (including any relating to tax, environmental or employee matters), by reason of this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Article VIII (other than claims for fraud).

ARTICLE IX—REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY

Section 9.1                                   Authorization of Representative.

(a)                                  CVC (and any successor of CVC or any assign of CVC so long as such assign is an affiliate of CVC, Citigroup Inc. or Citigroup Venture Capital, Ltd.) is hereby appointed, authorized and empowered to act as a representative (the “Representative”), for the benefit of the Former Holders, as the exclusive agent and attorney-in-fact to act on behalf of each Former Holder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)                                     to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable; provided, that no such amendment or modification thereto shall have any effect which causes any Former Holder to suffer any detriment which is disproportionate to the effect of such amendment or modification on CVC unless such amendment or modification is consented to in writing by such Former Holder; provided, further, that each Former Holder shall have the right to enforce its rights with respect to any such amendment or modification, including with respect to any rights or remedies which may be available to such holder under law or equity;

(ii)                                  to execute and deliver such waivers and consents on behalf of the Former Holders in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable; provided, that no such waiver or consent thereto shall have any effect which causes any Former Holder to suffer any detriment which is disproportionate to the effect of such waiver or consent on CVC unless such waiver or consent is consented to in writing by such Former Holder; provided, further, that each Former Holder shall have the right to enforce its rights with respect to any such waiver or consent, including with respect to any rights or remedies which may be available to such holder under law or equity;

(iii)                               as Representative, to enforce and protect the rights and interests of the Former Holders (including the Representative, in its capacity as a stockholder in the Company) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Former Holders, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco and/or Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Former Holders, and/or the Escrow Funds, and receive process on behalf of any or all of the Former Holders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; provided, that in the case of subclause (D), no such settlement or compromise of any claim asserted under the Escrow Agreement shall have any effect which causes any such Former Holder to suffer any detriment which is disproportionate to the effect of such settlement or compromise on CVC unless such settlement or compromise is consented to in writing by such Former Holder; provided, further, that each Former Holder shall have the right to enforce its rights with respect to any such settlement or compromise, including with respect to any rights or remedies which may be available to such holder under law or equity;

(iv)                              to refrain from enforcing any right of the Former Holders or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by the Former Holders unless, subject to Section 9.1(a)(ii) hereof, such waiver is in writing signed by the waiving party or by the Representative; and

(v)                                 to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)                                 The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Representative.  In connection with the foregoing, at the Closing, the Company shall transfer $100,000 (the “Expense Funds”) to the Representative, to be used by Representative to pay expenses incurred by Representative in its capacity as Representative.  Once Representative determines, in its sole discretion, that Representative will not incur any additional expenses in its capacity as Representative, then Representative will distribute the remaining unused Expense Funds, if any, pro rata to the Former Holders.  In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Former Holders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents bad faith, gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Former Holders.  Each Former Holder shall indemnify, pro rata based upon such holder’s Ownership Percentage, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise; provided, however, that the foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its bad faith, gross negligence or willful misconduct.  In the event of any indemnification hereunder, upon written notice from Representative to the Former Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Former Holder shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s Ownership Percentage; provided, that no such holder shall be liable for any claim of indemnification which is, individually or in the aggregate, in excess of such holder’s pro rata portion of the Purchase Price to which such holder is entitled pursuant to this Agreement.

(c)                                  All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d)                                 Subject to Sections 9.1(a)(i) and (ii), Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Former Holders.

(e)                                  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Former Holder; and (ii) shall survive the consummation of the Merger.

ARTICLE X—MISCELLANEOUS

Section 10.1                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed, two days after the date of mailing, as follows:

If to Parent and Newco:

GSCP Emax Acquisition, LLC

c/o GS Capital Partners V Fund, L.P

85 Broad Street

New York, NY 10004

Facsimile:  (212) 357-5505

Attention:  John Bowman

with a copy to (which shall not constitute notice):

Fried, Frank, Harris Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Facsimile:  (212) 859-4000

Attention:  Christopher Ewan, Esq.

If to the Company:

Euramax International, Inc.
5445 Triangle Parkway, Suite 350
Norcross, Georgia 30092
Facsimile:  (770) 263-8031
Attention:  Chief Executive Officer

with a copy to (which shall not constitute notice):

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street

Philadelphia, PA 19103
Facsimile:  (215) 994-2222
Attention:  Craig L. Godshall, Esq.

If to The Representative:

Citigroup Venture Capital Equity Partners, L.P.
399 Park Avenue, 14th Floor
New York, New York 10043
Facsimile:  (212) 888-2940
Attention: Joseph M. Silvestri

with a copy to (which shall not constitute notice):

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Facsimile:  (215) 994-2222
Attention:  Craig L. Godshall, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2                            Exhibits and Schedules.  All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, to the extent reasonably apparent, not withstanding the omission of an appropriate cross reference thereto.  Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

Section 10.3                            Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Section 10.4                            Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses) may be paid by the Company in cash at or prior to the Closing.  Parent agrees to pay the reasonable fees and expenses of one legal counsel to the Company’s management in connection with the negotiation and documentation of the management equity arrangements with Parent or the Surviving Corporation.  Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid, or caused to be paid, by the Parent when due, and the Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

Section 10.5                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law or conflicts of law principles thereof.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in New York city, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

Section 10.6                            Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; provided that Parent may, without prior written consent of the Company, (i) assign any or all of its rights and interests hereunder to (x) one or more of its affiliates (provided such assignee agrees to assume all obligations hereunder) or (y) in connection with the merger or consolidation of, or sale, transfer or other disposition of all or substantially all of the stock or assets of Parent or Newco (provided such assignee agrees to assume all obligations hereunder), (ii) designate one or more of its affiliates to perform its obligations hereunder and (iii) assign its rights, but not its obligations, under this Agreement to any of its financing sources (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  Except as set forth in Section 5.8 and Section 9.1(a) hereof, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7                            Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8                            Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9                            Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10                     Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.11                     No Strict Construction.  Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.12                     Specific Performance.  Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.13                     Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.14                     Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15                     Amendments.  This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, and Parent and Newco.  This Agreement (including the provisions of this Section

10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.  If requested by the Company, Parent agrees to use commercially reasonable efforts to implement any proposal to allow for the Common Stock Consideration to be adjusted as a result of former holders of Options exercising Options without actually delivering cash to the Company prior to the Closing; provided that Parent is not obligated to implement the proposal if Parent is not reasonably satisfied that it is not adversely affected by the proposal.  Parent and the Company acknowledge that members of management of the Company (including Messrs. Smith, Lewis and Vansant) intend (for purposes of structuring their investment in the Surviving Corporation in a tax-efficient manner) to leave outstanding and to cause to be converted into shares of the Surviving Corporation at the Effective Time that number of shares of Common Stock owned by them as shall be agreed after the date of this Agreement between Parent and those members of management (the “Rollover”).  In connection therewith, the parties hereto agree that this Agreement shall be amended prior to Closing to reflect the Rollover, including, without limitation, by (i) adjusting as appropriate the amount to be paid in cash to the Former Holders hereunder so as to fairly reflect the value of the Common Stock subject to the Rollover and (ii) properly reflecting the value of the shares of Common Stock held by such members of management which are subject to the Rollover; provided that the Company shall have determined, in good faith after consultation with counsel, that the amendment will not have an adverse effect on the benefits to be realized form the Merger by the other Former Holders; provided, further, that each of Mr. Smith, Lewis and Vansant shall have the right to enforce his rights with respect to this Section 10.15, including with respect to any rights or remedies which may be available to him under law or equity.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

GSCP EMAX ACQUISITION, LLC

By:	/s/ KATHERINE B. ENQUIST
Name:	Katherine B. Enquist
Title:	Secretary

EMAX MERGER SUB, INC.

By:	/s/ KATHERINE B. ENQUIST
Name:	Katherine B. Enquist
Title:	Secretary

EURAMAX INTERNATIONAL, INC.

By:	/s/ J. DAVID SMITH
Name:	J. David Smith
Title:	Chief Executive Officer and President

JOINDER

The Representative joins in this Agreement solely for purposes of Sections 2.8 and 9.1 hereof and solely in its capacity as the Representative and for no other purposes and in no other capacity.

REPRESENTATIVE

CITIGROUP VENTURE CAPITAL
EQUITY PARTNERS, L.P.

By: CVC PARTNERS, LLC, its General Partner

By:	/s/ JOSEPH SILVESTRI
Name:	Joseph Silvestri
Title:	Partner